EXHIBIT 99.1

Lifetime Brands, Inc. Announces Results of 2016 Annual Meeting

Declares Dividend to be Paid August 15, 2016

GARDEN CITY, NY, — June 10, 2016 — Lifetime Brands, Inc. (NasdaqGS: LCUT), a leading global provider of branded kitchenware, tableware and other products used in the home, announced the results of the votes taken at the Company’s 2016 Annual Meeting of Stockholders held Thursday, June 9, 2016.

Stockholders elected the following directors to serve until the next Annual Meeting of Stockholders:

Jeffrey Siegel	Chairman and Chief Executive Officer

Ronald Shiftan	Vice Chairman and Chief Operating Officer

Michael Jeary	President, Laughlin Constable

John Koegel	Principal, Jo-Tan LLC

Cherrie Nanninga	Partner, Real Estate Solutions Group, LLC, formerly Chief Operating Officer, New York Tri-State Region of CB Richard Ellis, Inc.

Craig Phillips	Retired Senior Vice President - Distribution at Lifetime Brands, Inc.

Dennis E. Reaves	Retired Senior Vice President and General Merchandise Manager of Wal-Mart Stores, Inc.

Michael J. Regan	Retired Partner, KPMG LLP

Sara Genster Robling	Principal, Robling Advisors and formerly Executive Vice President of Pinnacle Foods Corporation

William Westerfield	Retired Partner, Price Waterhouse LLP

In addition, stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

Stockholders also approved an amendment to Article Fourth of the Second Restated Certificate of Incorporation of the Company to increase the Company’s authorized common stock from 25,000,000 shares to 50,000,000 shares.

On Thursday, June 9, 2016, Lifetime’s Board of Directors declared a quarterly cash dividend of $0.0425 per share payable on August 15, 2016 to shareholders of record on August 1, 2016.

Lifetime Brands, Inc.

Lifetime Brands is a leading global provider of kitchenware, tableware and other products used in the home. The Company markets its products under well-known kitchenware brands, including Farberware®, KitchenAid®, Sabatier®, Fred® & Friends, Kitchen Craft®, Kamenstein®, Kizmos™, La Cafetière®, Misto®, Mossy Oak®, Reo®, Savora™ and Vasconia®; respected tableware and giftware brands, including Mikasa®, Pfaltzgraff®, Creative Tops®, Empire Silver™, Gorham®, International® Silver, Kirk Stieff®, Towle® Silversmiths, Tuttle®, Wallace®, Wilton Armetale®, V&A® and Royal Botanic Gardens Kew®; and valued home solutions brands, including Bombay®, BUILT NY®, Debbie Meyer® and Design for Living™. The Company also provides exclusive private label products to leading retailers worldwide.

The Company’s corporate website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc.	Lippert/Heilshorn & Assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777

investor.relations@lifetimebrands.com	hfried@lhai.com

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